UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2015
SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240, Henderson, NV	89052
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (702) 835-6300
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On November 16, 2015, Spectrum Pharmaceuticals Cayman, L.P. (the “Company”), a wholly-owned subsidiary of Spectrum Pharmaceuticals, Inc. (“Spectrum”), entered into a License and Asset Purchase Agreement (the “License Agreement”), by and between the Company and Mundipharma International Corporation Limited (“Mundipharma”) with regards to the commercialization of ZEVALIN® in select territories. Pursuant to the terms of the transaction, the Company is to receive $20.0 million, comprised of an upfront payment of $15 million plus $5 million in profits on initial ZEVALIN supply, under the License Agreement and the Supply Agreement as described below.
Pursuant to the terms of the License Agreement, Mundipharma will pay the Company a non-refundable upfront payment of $15 million and gain exclusive commercialization rights to ZEVALIN in Asia excluding India and Greater China (China, Hong Kong, Taiwan and Macau), Australia/New Zealand, Africa, the Middle East and Latin America including the Caribbean. Additionally, Mundipharma will assume certain liabilities and will reimburse the Company for its third party royalty obligations incurred as a result of Mundipharma’s activities under the License Agreement. The Company will retain exclusive rights to commercialize ZEVALIN in its core markets including the United States, Canada, and Europe (including Russia and the Commonwealth of Independent States). The License Agreement will remain in effect, on a product-by-product basis and country-by-country basis, for the longer of the term of last-to-expire valid and enforceable patent covering the marketing and sale of the licensed product in the relevant country or fifteen (15) years from the date of first commercial sale of the licensed product in such country; provided that the License Agreement will terminate automatically in the event that the Company’s license and asset purchase agreement, dated January 23, 2012, with Bayer Pharma AG is terminated for any reason. Mundipharma may terminate the License Agreement at its election upon at least one hundred eighty (180) days’ prior notice to the Company. Additionally, either party may terminate the Agreement for an uncured material breach by the other party or upon certain bankruptcy proceedings involving the other party. The parties have agreed to indemnify each other for certain breaches of representations, warranties and obligations contained in the License Agreement subject to specified financial limitations.
Concurrently with the execution of the License Agreement, the Company and Mundipharma Medical Company (“MMC”), an affiliate of Mundipharma, entered into a Supply Agreement (the “Supply Agreement”). Pursuant to the terms of the Supply Agreement, MMC has agreed to purchase and the Company has agreed to supply MMC’s commercial requirements of ZEVALIN, although the relationship is non-exclusive in that MMC may buy supplies from any third party contractor approved by the Company. MMC will pay the Company $5 million in profits on initial ZEVALIN supply, comprised of a pre-payment of $3 million plus $2 million after MMC completes a certain volume of unit sales. The Supply Agreement has an initial term of five years with automatic renewals for additional two year periods absent at least one hundred eighty (180) days’ prior notice of non-renewal by either party; provided that the Supply Agreement will terminate automatically upon the termination of the License Agreement. Additionally, the Company may terminate the Supply Agreement at its election upon at least one hundred eighty (180) days’ prior notice to MMC although such termination shall not take effect until the earlier of MMC entering into a supply agreement with a third party manufacturer for the supply and two years from the date of the termination notice. Either party may terminate for an uncured material breach by the other party or upon certain bankruptcy proceedings involving the other party.
The foregoing description of the License Agreement and the Supply Agreement (collectively, the “Agreements”) does not purport to be complete and is qualified in its entirety by such Agreements, each of which will be filed as an Exhibit to Spectrum’s Form 10-K for the year ended December 31, 2015. Spectrum intends to submit a FOIA confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the License Agreement and/or the Supply Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURE
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectrum Pharmaceuticals, Inc.

Date: November 18, 2015	By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson
Executive Vice President and Chief
Financial Officer